EXHIBIT D.3

[STATE SEAL]


                              STATE OF CONNECTICUT


                      DEPARTMENT OF PUBLIC UTILITY CONTROL
                              TEN FRANKLIN SQUARE
                             NEW BRITAIN, CT 06051



DOCKET NO. 91-06-04  APPLICATION OF THE CONNECTICUT LIGHT AND POWER COMPANY
                     AND WESTERN MASSACHUSETTS ELECTRIC COMPANY WITH RESPECT TO NUCLEAR FUEL FINANCING ARRANGEMENTS




                                February 27,1998
                        By the following Commissioners:


                                  Glenn Arthur
                                Jack R. Goldberg
                               Linda Kelly Arnold




                                    DECISION

                                    DECISION

I.   SUMMARY

     In this Decision, the Department of Public Utility Control approves the application of The Connecticut Light and Power Company and Western Massachusetts Electric Company to amend and extend by approximately five months certain nuclear fuel financing arrangements. The amended terms, which increase interest cost, fees and collateral, and the five month extension represent the best available terms from the participating banks, given the banks' concerns about the Millstone nuclear outages. This Decision allows needed financial flexibility in anticipation of the restart of the nuclear units. Any increased costs or fees from this transaction will be reviewed for prudence if submitted as part of The Connecticut Light and Power Company's next general rate proceeding. The Department denies the request to preapprove one year extensions of this agreement at terms at or better than those contained herein and will instead review any new terms at the termination of this agreement.

II.  INTRODUCTION

A.   BACKGROUND

     Pursuant to <section>16-43 of the General Statutes of Connecticut (Conn. Gen. Stat.) and by Supplementary Application dated November 26, 1997, The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO; together with CL&P, Companies), each an electric utility subsidiary of Northeast Utilities and a public service company as defined in <section>16-1 of the Conn. Gen. Stat., request that the Department reopen the instant docket to modify the Decision dated July 31, 1991 (Decision) to approve the Companies' proposed changes to certain nuclear fuel financing arrangements utilized by the Niantic Bay Fuel Trust as a part of the financing arrangements for the Companies' interest in the nuclear fuel for the Millstone nuclear generating units. By Decision dated December 3,1997, the Department reopened Docket No. 91-06-04 for the limited purpose of considering the Companies' request.

B.   CONDUCT OF THE PROCEEDING

     By Notice of Hearing dated December 5,1997, a public hearing was held on December 23,1997, in the offices of the Department, Ten Franklin Square, New Britain, Connecticut. A hearing was continued on December 30, 1997, January 14, 1998, and February 13,1998.

III. APPLICANTS' EVIDENCE

     CL&P and WMECO request that the Department modify the Decision in this docket dated July 31, 1991, to approve proposed changes to certain nuclear fuel financing arrangements utilized by the Niantic Bay Fuel Trust (Trust) as a part of the financing arrangements for the Companies' interest in the nuclear fuel for the Millstone nuclear generating units. CL&P and WMECO Letter dated November 26, 1997.

     In the July 31, 1991 Decision, the Department approved a restructuring of the nuclear fuel financing arrangements, which included a $230,000,000 bank revolving credit facility (Facility). The Decision authorized the credit agreement for the Facility (Credit Agreement) for an initial term of three years with successive extensions in one-year increments upon the request of the Companies and the consent of the banks. ID. The Facility was originally scheduled to mature on February 19, 1998; however, it was extended until March 5,1998. Late Filed Exhibit No. 1; Revised Third Amendment and Waiver.

     The Trust was formed to provide an efficient framework for the financing of nuclear fuel for the Millstone nuclear units. CL&P and WMECO own approximately 81.221% and 18.779% (aggregating to 100%), respectively, of Millstone Unit Nos. 1 and 2 and are responsible for the fuel costs of those units. CL&P and WMECO own approximately 52.933% and 12.239% (aggregating to 65.172%), respectively, of Millstone Unit No. 3 and are responsible for a like percentage of the fuel costs of Millstone Unit No.
3. The other joint owners of Millstone Unit No. 3 are responsible for the remainder of the fuel costs for that unit. The Trust uses the proceeds of credit financing arrangements to obtain nuclear fuel. The Trust leases the nuclear fuel to the Companies and utilizes the Companies' lease payments to service the credit financing. McHale PFT, p. 2.

     The Department initially approved the Trust and the nuclear fuel financing arrangements in Docket No. 81-09-07 in its Decision dated October 29, 1981, and Supplemental Decision dated May 12, 1982. The Department approved structural changes to the financing arrangements in its Decision dated July 31,1991, in this docket.

     The Department approved the substitution of a $230,000,000 revolving credit facility with a syndicate of banks agented by First National Bank of Chicago (Agent) to replace the prior revolving credit facility. Under the Credit Agreement, each participating bank is severally responsible for making advances (each, a Ratable Advance) in an amount not to exceed the amount of its commitment, ratably in proportion to the aggregate commitment of all the participating banks. Each Ratable Advance bears interest at a rate selected by the Trustee, as directed by the Companies, from among three options: (i) Eurodollar Rate plus an increment which shall not exceed 0.50%, (ii) a Fixed CD Rate plus an increment which shall not exceed 0.675%, or (iii) a Floating Rate equal to the higher of (A) a rate based on the overnight federal funds rate, plus 0.50% and (B) the Agent's corporate base rate. The restructuring of the Trust's financing arrangements also required numerous changes to the previous documentation with respect to those arrangements. ID., p.3.

     The Credit Agreement provides for an initial term of three years and for successive extensions in one-year increments upon the request of the Companies and the consent of all the Banks. The purpose of the proposed modifications is to seek authority to allow the Trust to pay additional fees and interest under the Facility so that it can be extended for five months. The Company plans to propose a more permanent restructuring of the Facility after the Millstone units' expected return to service in 1998. ID., p. 4.

     The participating banks in the Facility have agreed to extend the Facility beyond February 19, 1998, if the Companies provide the banks with additional collateral by May 1, 1998 to secure further the Companies' pro rata shares of up to 50 percent of (1) all outstanding advances under the Facility; and (2) $80 million of the Trust Intermediate Term Notes. The Companies are planning to meet this condition by issuing first mortgage bonds in an amount not expected to exceed $100 million to cover their respective pro rata shares of the collateral requirement. Late Filed Exhibit No. 1; Revised Third Amendment and Waiver. The Companies are not seeking the Department's approval to issue the bonds in the instant docket, but have stated that they plan to do so in the near future. Tr. 2/13/98, pp. 94-95.

     The Decision presently allows the Companies to extend the Facility in one-year increments from February 19, 1998, with the consent of the banks. However, the Companies' proposed extension is for five months, to July 31,1998. The Companies seek authority, in the interests of greater financial flexibility, to effect future extensions for any intervals of up to two years with the consent of the banks and with terms at least as favorable as those of the Decision, as modified herein, with respect to interest rates. McHale PFT, p. 4.

     The proposed amendment would (i) increase the maximum spread over the Eurodollar Rate from 0.50% to 1.625%; (ii) increase the maximum spread over the Fixed CD Rate from 0.625% to 1.75%; and (iii) under the second Floating Rate option, provide for an increase from the Agent's corporate base rate to a spread of 0.50% per annum over the Agent's corporate base rate. ID.,
p. 5.

     The Companies will pay (i) a maximum commitment fee on the average unused commitment equal to 0.5% per annum, (ii) an amendment fee equal to 0.375% of the total commitment, (iii) an arrangement fee of $250,000, (iv) an annual administration fee of $5,000, (v) legal fees of approximately $45,000, and (vi) NUSCO expenses of approximately $10,000. ID.

     The Companies stated that they hope to reevaluate the Trust in its entirety in mid-1998, but they believe it would be more advantageous to do so after the Millstone units begin returning to service. By deferring a restructuring of the Facility until that occurs, the Companies stated that they hope to find a more receptive bank environment and more favorable terms than would be available at present. McHale PFT, pp. 5-6.

     WMECO will shortly file a Petition with the Massachusetts Department of Public Utilities and the Companies will shortly file a Declaration/Application with the Securities and Exchange Commission for approvals relating to the Facility. ID., p. 6.

IV.  DEPARTMENT ANALYSIS

     CL&P and WMECO request that the Department approve an extension to and a revision of the terms of their nuclear fuel financing arrangements utilized by the Niantic Bay Fuel Trust. In the July 31, 1991 Decision in this docket, the Department approved a $230 million bank revolving credit facility and authorized the Credit Agreement for an initial term of three years with successive extensions in one-year increments. Because of the Companies' financial hardships associated with the shutdown of the Millstone plants, the Companies are requesting the following changes to the
Facility: (1) a reduction of the bank commitments under the credit line from $230 million to $100 million; (2) an increase in interest rates under the Facility; (3) an extension of the maturity date of this Facility by approximately five months, to July 31, 1998; (4) a pro rata reduction in the banks' commitment levels if any principal payments are made on the eighty million dollar Series F Intermediate Term Notes prior to its maturity date on June 5, 1998; and (5) the provision of additional collateral to banks and note holders by issuing both The Connecticut Light and Power Company and Western Massachusetts Electric Company first mortgage bonds by May 1, 1998, for an aggregate amount not to exceed $100 million. Late Filed Exhibit No. 1, pp. 1-6; Tr. 2/13/98, pp. 94-95. Due to the Companies' lowered financial ratings, the extension of the Facility would require the Companies to pay higher fees and transaction costs than those that would normally be incurred. The Companies also request Department approval to effect future extensions for any intervals of up to two years with the consent of the banks and with terms at least as favorable as those previously approved by the Department in its Decision in this docket. McHale PFT, p. 4. According to the Company, the terms of the Revised Third Amendment and Waiver are complete and represent the final terms of the Credit Facility; no substantive changes are anticipated. Tr. 2/13/98, pp.97-98.

     The Companies submitted a November 13,1997 draft of the Third Amendment to the Credit Agreement in their initial request to reopen this docket on November 26, 1997. However, the Companies explained that they have experienced difficulties in reaching a final agreement with the Banks. Due to subsequent negotiations with the Banks, a draft of the Revised Third Amendment and Waiver dated February 6, 1998, was submitted as Late Filed Exhibit No. 1.

     The Trust allows for three methods of financing nuclear fuel: bank notes under the Banks' credit line, intermediate term notes, and commercial paper. Due to the Companies' lowered financial ratings, the third option, while technically still available, cannot be exercised. Currently, the Companies have borrowed approximately $90 million under the Banks' credit line and CL&P has issued an $80 million 1992 Series F Intermediate Term Note, which expires on June 5, 1998. Tr. 2/13/98, p. 107. The Banks' credit line and the Series F Intermediate Term Notes are collateralized by the Companies' nuclear fuel.

     The Revised Third Amendment and Waiver dated February 6, 1998, offers two substantive changes from the original Third Amendment and Waiver dated November 13, 1997. According to CL&P, these changes address the Banks' concern with the Companies' lowered credit ratings and that the nuclear fuel itself may not be of sufficient value to collateralize the Companies' borrowings under the Facility. Tr. 2/13/98, pp. 95 and 110-111. The Revised Third Amendment and Waiver enables the Banks to reduce their commitments on a pro rata basis if CL&P is unable to refinance in full its outstanding $80 million Series F Intermediate Term Note, which expires on June 5, 1998. If, for example, CL&P is unable to refinance $40 million of its $80 million Intermediate Term Note, then the Banks' commitments will be reduced by half. However, if CL&P is able to refinance the entire $80 million Series F Intermediate Term Note, then the Banks will retain the entire $100 million commitment.{1} Tr. 2/13/98, pp.100-102. The second important change in the Revised Third Amendment and Waiver requires the Companies to issue up to an aggregate of $100 million in CL&P and WMECO First Mortgage Bonds by May 1, 1998, to serve as additional collateral for the Banks and holders of Series G Intermediate Term Notes.{2} No proceeds would be raised from the First Mortgage Bonds. Rather, the First Mortgage Bonds would be issued by the Companies and held by the Trustee as collateral for the Banks and the Intermediate Term Note holders. The Banks have required CL&P and WMECO to issue an aggregate of approximately $90 million in First Mortgage Bonds, or approximately half the value of the $180 million total credit available in the Trust credit arrangements.{3} CL&P's pro rata share of the nuclear fuel is approximately 81 percent, so it is required to issue $72.9 million in First Mortgage Bonds as collateral. These First Mortgage Bonds will not appear on the Companies' balance sheets as outstanding debt. As such, they do not affect CL&P's covenant requirements under its Revolving Credit Agreement.{4} However, the First Mortgage Bonds do place a limit on the Companies' borrowing capacity since they are to be issued as collateral. Tr. 2/13/98, pp. 140-141.

     The Department recognizes that the Companies are undertaking additional risks in their effort to retain the Facility as a source of external capital. By issuing First Mortgage Bonds, the Companies are allowing an additional claim to be placed on their assets in the event of default. Tr. 2/13/98, pp. 114-115. Also, if CL&P and WMECO are unable to sell the entire $80 million issuance of new Intermediate Term Notes in May 1998, then the Companies will face a commensurate dollar reduction in the Banks' credit line. Notwithstanding these additional financial risks, the Department recognizes the Companies' need for liquidity and financial flexibility at this time.

     The Companies also must undergo higher borrowings rates and fees to retain the Facility. The proposed Third Amendment and Waiver would (i) increase the maximum spread over the Eurodollar Rate from 0.50% to 1.625%;
(ii) increase the maximum spread over the Fixed CD Rate from 0.625% to 1.75%; and, (iii) under the second Floating Rate option, provide for an increase from the Agent's corporate base rate to a spread of 0.50% per annum over the Agent's corporate base rate. McHale PFT, p.5. CL&P estimates that the short-term borrowing rate, currently at 6.5% under the existing Facility, would rise to 7.6% under the proposed Third Amendment and Waiver. Tr. 12/23/97, p.71. The Companies will also pay additional fees and expenses to retain the Facility. The Companies will pay (i) a maximum commitment fee on the average unused commitment equal to 0.5% per annum, (ii) an amendment fee equal to 0.375% of the total commitment, (iii) an arrangement fee of $250,000, (iv) an annual administration fee of $5,000, (v) legal fees of approximately $45,000, and (vi) NUSCO expenses of approximately $10,000. ID., p.5; Response to Interrogatory No. EL-5. The Department recognizes and CL&P concurs that these higher costs are the result of the Companies' greater financial risks and lowered financial ratings. Tr. 12/23/97, p. 64. The Amendment fee of 0.375% and the arrangement fee of $250,000 are one-time fees specifically related to the proposed Third Amendment. The Second Amendment dated May 12, 1995, did not have associated amendment or arrangement fees. The proposed commitment fee associated with the Third Amendment (0.50%) is an increase from the Second Amendment (0.135%). Late Filed Exhibit No.2.

     The Department has been consistent in previous Decisions that any costs related to or incurred by CL&P due to CL&P's mismanagement of its nuclear units will not be borne by ratepayers. CL&P stated that it is reasonable to assume that both the higher interest rates, fees and
transaction costs have a direct correlation to its creditworthiness.   Tr.
12/23/97, p. 64.   It is the Department's belief that its creditworthiness
is based upon the financial situation brought about by its mismanagement of its nuclear units. Therefore, the Department determines that any higher interest rates or fees associated with this transaction that are in any way related to the Company's mismanagement of its nuclear units should not be recovered from ratepayers. These costs as well as others will be subject to future review in the Company's next rate proceeding.

     The Companies will incur greater financial risk and higher fees to maintain this Facility. However, because the Department is aware that the Companies need financial flexibility as they prepare to restart the Millstone units, approval of this Application is appropriate. At such time as the Companies reapply for maintaining this Facility beyond the July 31,1998 expiration date, the Department will consider whether it will approve future extensions for intervals of up to two years with the consent of the Banks and with terms at least as favorable as those of the Decision.

V.   FINDINGS OF FACT

1. Currently, the Companies have borrowed approximately $90 million from the Facility. In addition, CL&P has $80 million 1992 Series F Intermediate Term Notes outstanding in the Trust.

2. Credit borrowings under the Facility and the 1992 Series F Intermediate Term Notes are collateralized by the Companies' nuclear fuel.

3. The Revised Third Amendment and Waiver enables the Banks to reduce, on a pro rata basis, their commitments if CL&P is unable to refinance in full its outstanding $80 million 1992 Series F Intermediate Term Notes, which expire on June 5,1998.

4. The Revised Third Amendment and Waiver requires the Companies to issue an aggregate of approximately $90 million in CL&P and WMECO First Mortgage Bonds to serve as additional collateral for the Banks.

5. In the event of a CL&P default, the CL&P First Mortgage Bonds would be held for the benefit of the Banks that have lent to the Companies under the Facility and the investors that own the Series F or G Intermediate Term Notes.

6. Issuing CL&P First Mortgage Bonds would not affect CL&P's covenant requirements under its Revolving Credit Agreement, but would place a limit on the Company's borrowing capacity.

7. The Companies will incur higher interest rates and higher fees and transaction costs to maintain this Facility.

VI.  CONCLUSION AND ORDERS

A.   CONCLUSION

     Because of the lower financial ratings due to the Millstone outages, the Companies will incur greater financial risk and pay higher fees and interest rates to maintain this Facility. However, the Department approves the proposed Third Amendment and Waiver because it is aware that the Companies need financial flexibility as they prepare to restart the Millstone units. CL&P shall bear all of its share of the additional costs of retaining this Facility that result from its lowered financial ratings.

B.   ORDERS

     For the following Orders, please submit an original and eight (8) copies of the requested material to the Executive Secretary, identified by Docket Number, Title and Order Number:

1. At such time that CL&P plans to issue and sell its 1998 Series G Intermediate Term Notes, the Company shall request a reopening of this docket. The Department shall at that time evaluate the terms and conditions of the proposed issuance of Intermediate Term Notes, which will be subject to Department approval.

2. At such time that CL&P plans to issue the CL&P First Mortgage Bonds, CL&P shall request a reopening of this docket. The Department shall at that time evaluate the terms and conditions of the proposed issuance of the CL&P First Mortgage Bonds, which will be subject to Department approval.

3. The Companies shall submit in writing evidence of the approvals received from the Massachusetts Department of Public Utilities and the Securities and Exchange Commission relating to the Facility.


DPUC ELECTRONIC LIBRARY LOCATION K:\FINL_DEC\FILED UNDER UTILITY TYPE, DOCKET NO., DATE


**FOOTNOTES**

{1} Section 256 of the Revised Third Amendment and Waiver also requires that the commercial paper credit line be retired in a similar pro rata fashion. However, it is virtually certain that this condition will not apply since, given the current CL&P financial ratings, the Companies are not able to access their commercial paper line of credit.

{2}   CL&P plans to issue a new Intermediate Term Note, Series G in June
      1998 to refinance the 1992 Series F, maturing in June 1998. In the event of a CL&P default, the First Mortgage Bonds would be held for the benefit of the Banks and the investors that hold the Series G Intermediate Term Notes. Tr. 2/13/98, pp. 114-116.

{3} The effective borrowing capacity of the Trust credit arrangements is $100 million in short-term Bank credit plus $80 million in outstanding Intermediate Term Notes. The Banks have determined that the nuclear fuel inventory is worth approximately half of the Companies' effective borrowing capacity of $180 million.

{4} See Docket No.97-05-12, DPUC FINANCIAL AND OPERATIONS REVIEW OF THE CONNECTICUT LIGHT AND POWER COMPANY, Decision dated December 15, 1997,
      p. 54, for a discussion of the Company's financial covenants for its Revolving Credit Agreement under the First Amendment and Waiver to the New Credit Agreement.

DOCKET NO. 91-06-04 APPLICATION OF THE CONNECTICUT LIGHT AND POWER COMPANY
                    AND WESTERN MASSACHUSETTS ELECTRIC COMPANY WITH RESPECT TO NUCLEAR FUEL FINANCING ARRANGEMENTS

This Decision is adopted by the following Commissioners:



               Glenn Arthur


               Jack R. Goldberg


               Linda Kelly Arnold




                             CERTIFICATE OF SERVICE

     The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.




                                       /s/ Robert J. Murphy      MAR-3 1998
                                       Robert J. Murphy             Date
                                       Executive Secretary
                                       Department of Public Utility Control